Exhibit 23.6

EDGIN, PARKMAN, FLEMING & FLEMING, PC
CERTIFIED PUBLIC ACCOUNTANTS
MICHAEL D. EDGIN, CPA
1401 HOLLIDAY ST., SUITE 216 • P.O. BOX 750	DAVID L. PARKMAN, CPA
WICHITA FALLS, TEXAS 76307-0750	A. PAUL FLEMING, CPA
PH. (940) 766-5550 • FAX (940) 766-5778	JOSHUA R. HARMAN, CPA

Consent of Independent Auditor

Suncrete, Inc.

521 East 2nd Street

Tulsa, Oklahoma 74120

We consent to the inclusion in the Registration Statement on Form S-1 of Suncrete, Inc. of our report dated April 30, 2026, relating to consolidated financial statements of Hope Concrete, LLC as of and for the years ended December 31, 2025 and 2024.

We also consent to the reference to our firm under the heading “Experts” in this Registration Statement.

EDGIN, PARKMAN, FLEMING & FLEMING, PC

Wichita Falls, Texas
May 8, 2026